UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2015

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

(682) 605-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

See Item 7.01 below, which is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

Sabre Provides Update Including Recent Business Developments, Preliminary Fourth Quarter Results

Sabre Corporation (“Sabre” or the “Company”) today provided an update on recent events and reported preliminary results for the fourth quarter and full year ended December 31, 2014. The Company is currently in the process of finalizing its financial results for the fourth quarter ended December 31, 2014.

Travelocity business segment moved to discontinued operations

Consistent with its strategy to focus on the growth opportunities in Airline and Hospitality Solutions and Travel Network, the Company made significant progress toward exiting the online travel agency business, including the completed sale of Travelocity.com on January 23, 2015 and the receipt of a binding offer from Bravofly Rumbo Group to acquire lastminute.com as announced on December 16, 2014. As a result, the Company will reclassify and report all of the businesses associated with the Travelocity segment as discontinued operations in its 2014 Annual Report on Form 10-K as the segment was considered held for sale as of December 31, 2014. As previously reported for the nine month period ended September 30, 2014, the Travelocity segment contributed $269 million to total Adjusted Revenue and $(18) million to Adjusted EBITDA.

Sale of Travelocity.com and binding offer for lastminute.com

On January 23, 2015, Sabre announced the sale of Travelocity.com to Expedia, Inc. for $280 million in cash consideration.

Additionally, on December 16, 2014, Sabre announced that it had received a binding offer from Bravofly Rumbo Group to acquire lastminute.com for a total transaction value of approximately $120 million resulting primarily from the transfer of commercial liabilities and an expanded long-term commercial agreement, in which Bravofly Rumbo Group’s brands and lastminute.com would continue to use the Sabre global distribution system. The transaction is expected to be completed in the first quarter of 2015. The Company cannot provide any assurance that this transaction will occur on the terms described herein or at all.

Below is a summary of key pro forma financial metrics for the most recent three years and nine months ended September 30, 2014. The pro forma information reflects the impact of reclassifying the Travelocity business segment to discontinued operations. Travel Network and Airline and Hospitality Solutions historical segment revenue and Adjusted EBITDA results will not be impacted by the reclassification of the Travelocity business segment to discontinued operations and these dispositions are not anticipated to impact our medium term goals for revenue growth or EBITDA margins for the ongoing business. See “Note on Non-GAAP Financial Measures” below for further information, as well as reconciliations between GAAP and non-GAAP measures.

	Nine Months Ended	Fiscal Year Ended
Summary Results	September 30, 2014	2013	2012	2011
	(In millions except per share information)
Revenue (pro forma)	$1,985	$2,524	$2,382	$2,252

Operating Income (pro forma)	318	381	(7)	331

Adjusted EBITDA (pro forma)	641	779	731	649

Adjusted Net Income from Continuing Operations (pro forma)	173	182	148	217
Net Income Attributable to Common Shareholders	11	(137)	(646)	(99)
Diluted Net Income Attributable to Common Shareholders per Share	$0.05	$(0.77)	$(3.65)	$(0.56)
Adjusted Net Income from Continuing Operations per Share (pro forma)	$0.73	$0.98	$0.81	$1.20

More information about the impact of the divestiture of our businesses in the Travelocity business segment is included in the “Summary Historical and Pro Forma Consolidated Financial and Other Data” and “Unaudited Pro Forma Financial Information” sections included in the registration statement on Form S-1 filed with the SEC on January 26, 2015.

Preliminary fourth quarter 2014 results

The information below is provided based on preliminary results only. See “Explanatory Note Regarding Preliminary Results” below for further information.

Based on preliminary unaudited information, the Company expects to report fourth quarter results for continuing operations (excluding the Travelocity business segment) as follows:

•	Total revenue is expected to be between $639 million and $654 million, an increase of between $12 million and $27 million, or 1.9% and 4.3%, for the three months ended December 31, 2014 compared to the same period for continuing operations in the prior year;

•	Fourth quarter revenue in Airline and Hospitality Solutions is expected to be between $213 million and $218 million, an increase of between $24 million and $29 million, or 12.7% and 15.4%, for the three months ended December 31, 2014 compared to the same period in the prior year. Solid growth in the installed base resulted in passengers boarded through the SabreSonic CSS Airline reservation solution increasing 4.5% in the quarter. Sabre also realized solid revenue growth in its broad portfolio of AirCentre and AirVision solutions, and continued strong growth in Sabre Hospitality Solutions;

•	Fourth quarter revenue in Travel Network is expected to be between $429 million and $439 million, a decrease of between $(11) million and $(1) million, or (2.5)% and (0.2)%, for the three months ended December 31, 2014 compared to the same period in the prior year. The decline in fourth quarter Travel Network revenue is attributable to lower joint venture data processing revenues in the quarter. Stronger 2014 growth in the first three quarters of the year will result in lower revenue recognized in the fourth quarter of 2014 versus 2013 to meet the minimum annual terms of the contract. This decline in the quarter was partially offset by increased direct booking revenue. Direct Billable Bookings increased 1% in the quarter. Strong bookings growth in EMEA, reflecting continued share gains in the region, was offset by a modest decline in Latin America due in large part to the continued decline in travel volumes in Venezuela;

•	Operating income is expected to be between $99 million and $109 million, an increase of between $13 million and $23 million, or 15.4% to 27.1%, for the three months ended December 31, 2014 compared to the same period for continuing operations in the prior year;

•	Adjusted EBITDA is expected to be between $194 million and $204 million, flat to an increase of $10 million, or 0.0% to 5.0%, for the three months ended December 31, 2014 compared to the same period for continuing operations in the prior year, driven by Airline and Hospitality Solutions Adjusted EBITDA growth of over 25%, partially offset by a high-single digit decrease in Travel Network Adjusted EBITDA;

•	Net Income Attributable to Common Shareholders is expected to be between $41 million and $51 million, an increase of between $24 million and $34 million, or 139.6% to 197.5% for the three months ended December 31, 2014 compared to the same period for continuing operations in the prior year. Adjusted Net Income from Continuing Operations is expected to be between $55 million and $65 million, an increase of between $26 million and $36 million, or 90.6% to 125.3%. for the three months ended December 31, 2014 compared to the same period in the prior year; and

•	Diluted Net Income Attributable to Common Shareholders per Share for the three months ended December 31, 2014 is expected to be between $0.15 and $0.19. Adjusted Net Income from Continuing Operations per Share (Adjusted EPS) is expected to be between $0.20 and $0.24.

Preliminary full year 2014 results

Based on preliminary unaudited information, the Company expects to report full year 2014 results for continuing operations (excluding the Travelocity business segment) as follows:

•	Total revenue is expected to be between $2,624 million and $2,639 million, an increase of between $100 million and $115 million, or 4.0% to 4.6%, for the twelve months ended December 31, 2014 compared to the prior year for continuing operations;

•	Full year 2014 revenue in Travel Network is expected to be between $1,850 million and $1,860 million, an increase of between $28 million and $38 million, or 1.6% and 2.1%, compared to the prior year. Full year revenue growth was affected by the pricing impact of the merger of American Airlines and US Airways and the decline of travel in Venezuela, which, combined, reduced growth by approximately two percentage points. Full year direct bookings growth totaled 2.2%, reflecting growth in EMEA of over 9% driven by solid share gains, and modest growth in North America that was offset by a slight decline in Latin America driven primarily by the reduction in travel in Venezuela;

•	Full year 2014 revenue in Airline and Hospitality Solutions is expected to be between $784 million and $789 million, an increase of between $72 million and $77 million, or 10.1% and 10.9%, compared to the prior year. Full year passengers boarded through the SabreSonic CSS airline reservations solution increased 6.8%, driven by solid growth across the installed base. Full year 2014 revenue growth was also fueled by continued strong growth of the broader AirCentre and AirVision portfolio of solutions, as well as by high-teens growth in Sabre Hospitality Solutions;

•	Operating income is expected to be between $416 million and $426 million, an increase of between $27 million and $37 million, or 6.9% to 9.4%, for the twelve months ended December 31, 2014 compared to the prior year for continuing operations;

•	Adjusted EBITDA is expected to be between $835 million and $845 million, an increase of between $56 million and $66 million, or 7.2% to 8.5%, for the twelve months ended December 31, 2014 compared to the same period for continuing operations in the prior year, driven by Airline and Hospitality Solutions Adjusted EBITDA growth of over 30% and low single-digit growth in Travel Network Adjusted EBITDA;

•	Net Income Attributable to Common Shareholders is expected to be between $53 million and $63 million, an increase of between $190 million and $200 million compared to the prior year. Adjusted Net Income from Continuing Operations is expected to be between $227 million and $237 million, an increase of between $45 million and $55 million, or 24.9% to 30.3%, for the twelve months ended December 31, 2014 compared to the same period in the prior year; and

•	Diluted Net Income Attributable to Common Shareholders per Share for the twelve months ended December 31, 2014 is expected to be between $0.21 and $0.25. Adjusted Net Income from Continuing Operations per Share is expected to be between $0.92 and $0.96.

Possible acquisition

Concurrent with today’s filing, the Company also announced that it is possible that it will enter into an agreement in the first quarter of 2015, for a proposed acquisition within the Travel Network business segment. If consummated, the Company anticipates that the acquisition would close in the second quarter of 2015 and require approximately $500 million in funds, including advisory and financing costs. Sabre expects to meet these funding needs through some combination of cash on hand, revolver draw and debt financing. With respect to the Company’s consolidated income statement for the year ended December 31, 2014, on a pro forma basis, the Company expects the acquisition would have resulted in a revenue increase of approximately $0.25 billion and would have resulted in an increase to Adjusted

EBITDA. In 2015, the Company expects the transaction to be approximately neutral to Adjusted EPS, which excludes customary costs such as transaction and restructuring costs and the amortization of intangibles, and to have a positive impact on Adjusted EPS thereafter. Sabre makes no assurances that this acquisition will occur on the terms described herein or at all or that it will have the expected impact on our financial results as described above.

Update on US Airways antitrust litigation

As disclosed in a Current Report on Form 8-K filed with the SEC on January 7, 2015, the Federal District Court for the Southern District of New York issued a summary judgment regarding the US Airways litigation, which has not yet been published in full in order to preserve some of the confidential information of the parties and other parties, that eliminated the claims related to a majority of the alleged damages. Based on the ruling, the potential remaining range of single damages has been significantly reduced. In respect of the remaining claims, US Airways claims damages (before trebling) of either $45 million or $73 million. US Airways has filed a motion for reconsideration on two issues decided in our favor. If the motion for reconsideration is granted in full, US Airways damage claim would, per US Airways’ calculations, be either $184 million or $274 million. With respect to all of the remaining claims in this case, we believe that our business practices and contract terms are lawful and fair, and we will continue to vigorously defend against the remaining claims. The claims that have been dismissed to date are subject to appeal. The US Airways antitrust litigation is described in the section “Business—Legal Proceedings” in the registration statement on Form S-1 filed by the Company on January 26, 2015.

Explanatory Note Regarding Preliminary Results

Sabre has provided a range for the preliminary results for the fourth quarter and fiscal year ended December 31, 2014 because the Company’s financial closing procedures for the month and fiscal quarter ended December 31, 2014 are not yet complete. The ranges provided for certain financial measurements are based on estimates derived from the amount of work completed to date on the quarterly closing process, revenue and expense forecasts that have been made by management during the month of December and from monitoring key operating performance metrics throughout the month of December. As a result, there is a possibility that final results will vary from these preliminary estimates. Sabre currently expects that its final results will be within the ranges described above. It is possible, however, that the final results will not be within the ranges the Company currently estimates. Sabre expects to complete its closing procedures for the fiscal quarter ended December 31, 2014 in February 2015.

These preliminary financial data have been prepared by, and are the responsibility of, management. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance on these preliminary financial data.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” “anticipate,” “may,” “will,” “should,” “would,” “intend,” “believe,” “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, adverse global and regional economic and political conditions, including, but not limited to, conditions in Venezuela and Russia, dependence on maintaining and renewing contracts with customers and other counterparties, exposure to pricing pressure in the Travel Network business, dependence on relationships with travel buyers, changes affecting travel supplier customers, travel suppliers’ usage of alternative distribution models, reliance on third-party distributor partners and joint ventures to extend our GDS services to certain regions and competition in the travel distribution market and solutions markets. More information about potential risks and uncertainties that could affect the Company’s business and results of operations is included in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections included in the registration statement on Form S-1 filed with the SEC on January 26,

2015. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Note on Non-GAAP Financial Measures

This Current Report on Form 8-K includes unaudited non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS. Sabre presents non-GAAP measures when management believes that the additional information provides useful information about operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We define Adjusted Net Income as income (loss) from continuing operations adjusted for impairment, acquisition related amortization expense, loss (gain) on sale of business and assets, loss on extinguishment of debt, other expense (income), net, restructuring and other costs, litigation and taxes, including penalties, stock-based compensation, management fees, amortization of Expedia SMA incentive payments and tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining (benefit) provision for income taxes.

We define Adjusted EPS as Adjusted Net Income divided by the applicable share count.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures and ratios based on these financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. We also believe that Adjusted Net Income, Adjusted EBITDA and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Net Income, Adjusted EBITDA and Adjusted EPS and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate these non-GAAP financial measures differently, which reduces their usefulness as comparative measures.

The following tables reconcile Net Income/(Loss) Attributable to Common Shareholders to Adjusted Net Income from continuing operations and Adjusted EBITDA.

	Pro Forma
	Nine Months Ended	Year Ended December 31,
	September 30, 2014	2013	2012	2011
	(In thousands except per share information)
Reconciliation of net income (loss) to Adjusted Net Income and to Adjusted EBITDA:
Net income (loss) attributable to common shareholders	$11,442	$(137,198)	$(645,939)	$(98,653)
Preferred stock dividends	11,381	36,704	34,583	32,579
Loss from discontinued operations, net of tax	44,652	149,696	394,410	193,873
Net income (loss) attributable to noncontrolling interests(1)	2,168	2,863	1,519	(14,322)

Income (loss) from continuing operations	69,643	52,065	(215,427)	113,477
Adjustments:
Impairment(2)	—	—	44,054	—
Acquisition related amortization expense(3a)	76,741	132,685	129,869	129,235
Gain on sale of business and assets	—	—	(25,850)	—
Loss on extinguishment of debt	33,538	12,181	—	—
Other, net(5)	840	305	6,635	(65)
Restructuring and other costs(7)	8,834	27,921	5,408	4,578
Litigation and taxes, including penalties(8)	11,370	18,514	396,412	21,601
Stock–based compensation	13,848	3,387	4,365	4,088
Management fees(9)	23,701	8,761	7,769	7,191
Tax impact of net income adjustments	(65,959)	(73,633)	(205,501)	(62,623)

Adjusted Net Income from continuing operations	$172,556	$182,186	$147,734	$217,482

Adjusted Net Income from continuing operations per share	$0.73	$0.98	$0.81	$1.20
Weighted-average shares outstanding adjusted for assumed inclusion of common stock equivalents	237,994	184,978	182,830	181,889

Adjusted Net Income from continuing operations	$172,556	$182,186	$147,734	$217,482
Adjustments:
Depreciation and amortization of property and equipment(3b)	119,609	123,414	96,668	78,867
Amortization of capitalized implementation costs(3c)	27,070	34,144	19,439	11,365
Amortization of upfront incentive consideration(4)	33,177	36,649	36,527	37,748
Interest expense, net	167,332	274,689	232,450	174,390
Remaining provision (benefit) for income taxes	121,610	127,672	198,594	129,433

Adjusted EBITDA	$641,354	$778,754	$731,412	$649,285

	Financial Results for the		Financial Results for the
	Three Months Ended December 31, 2014		Twelve Months Ended December 31, 2014
	is Expected to be Between		is Expected to be Between
	(In millions except per share information)
Reconciliation of net income to Adjusted Net Income and to Adjusted EBITDA
Net income attributable to common shareholders	$41	$51	$53	$63
Preferred stock dividends	—	—	11	11
(Income) loss from discontinued operations, net of tax	(6)	(6)	39	39
Net income (loss) attributable to noncontrolling interests(1)	1	1	3	3

Income from continuing operations	36	46	106	116
Adjustments:
Acquisition related amortization expense(3a)	23	23	99	99
Loss on extinguishment of debt	—	—	34	34
Other, net(6)	63	63	64	64
Restructuring and other costs(7)	2	2	10	10
Litigation and taxes, including penalties(8)	3	3	14	14
Stock–based compensation	6	6	20	20
Management fees(9)	—	—	24	24
Tax impact of net income adjustments(10)	(78)	(78)	(144)	(144)

Adjusted Net Income from continuing operations	$55	$65	$227	$237

Adjusted Net Income from continuing operations per share	$0.20	$0.24	$0.92	$0.96

Weighted-average shares outstanding adjusted for assumed inclusion of common stock equivalents	274	274	247	247

Adjusted Net Income from continuing operations	$55	$65	$227	$237
Adjustments:
Depreciation and amortization of property and equipment(3b)	38	38	158	158
Amortization of capitalized implementation costs(3c)	9	9	36	36
Amortization of upfront incentive consideration(4)	12	12	45	45
Interest expense, net	52	52	219	219
Remaining provision (benefit) for income taxes	28	28	150	150

Adjusted EBITDA	$194	$204	$835	$845

(1)	Net income (loss) attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% for all periods presented, (ii) Sabre Australia Technologies I Pty Ltd (“Sabre Pacific”) of 49% through February 24, 2012, the date we sold this business, (iii) Travelocity.com LLC of approximately 9.5% through December 31, 2012, the date we merged this minority interest back into our capital structure and (iv) Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014.
(2)	Represents asset impairment charges as well as $24 million in 2012, representing our share of impairment charges recorded by one of our equity method investments, Abacus.
(3)	Depreciation and amortization expenses:

a.	Acquisition related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date and amortization of the excess basis in our underlying equity in joint ventures.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4)	Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.
(5)	Other, net primarily represents foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.
(6)	Other, net primarily includes a fourth quarter charge of $66 million as a result of an increase to our TRA liability. The increase in our TRA liability is due to a reduction in a valuation allowance maintained against our deferred tax assets. This charge is fully offset by a benefit recognized in the fourth quarter of 2014 from the reduction in the valuation allowance which is included in tax impacts of net income adjustments. Also includes foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.
(7)	Restructuring and other costs represents charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs.
(8)	Litigation settlement and tax payments for certain items represent charges or settlements associated with airline antitrust litigation.
(9)	We paid an annual management fee to TPG and Silver Lake in an amount between (i) $5 million and (ii) $7 million, the actual amount of which was calculated based upon 1% of Adjusted EBITDA, as defined in the management services agreement (the “MSA”), earned by the company in such fiscal year up to a maximum of $7 million. In addition, the MSA provided for the reimbursement of certain costs incurred by TPG and Silver Lake, which are included in this line item. In connection with our initial public offering, we paid to TPG and Silver Lake, in the aggregate, a $21 million fee pursuant to the MSA. The MSA was terminated at the completion of our initial public offering.
(10)	Includes a $66 million benefit recognized in the fourth quarter of 2014 from the reduction in a valuation allowance maintained against our deferred tax assets.

Note: Information in this report furnished pursuant to Item 2.02 and Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: January 26, 2015	By:	/s/ Richard A. Simonson
	Name:	Richard A. Simonson
	Title:	Executive Vice President and Chief Financial Officer